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                                                                    Exhibit 4.10



                              CONSULTING AGREEMENT
                              --------------------

         As of the last date written below, Material Technology, Inc., ("Matech") and Robert M. Bernstein ("Consultant") agree that Consultant shall act as a consultant to Matech on the following terms and conditions:

         WHEREAS, the willingness of Matech to enter into the Stock Purchase Agreement among Montpilier Holdings, Inc., SecurFone America, Inc., Matech, and Robert M. Bernstein was conditioned on the willingness of Consultant to act as consultant on the terms in this Agreement; and

         WHEREAS, Consultant is willing to act as a consultant as described below and on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

         1. AGREEMENT TO ACT AS CONSULTANT. Effective on the Closing Date of the Stock Purchase Agreement, Consultant hereby agrees to act as a consultant to Matech for eighteen months following the Closing (as defined in the Stock Purchase Agreement). Upon request of Matech's officers or directors, Consultant shall make himself available for up to fifty (50) hours per calendar quarter to consult with Matech's officers and directors on matters involving Matech's business and affairs. Consultant shall be entitled to reasonable notice to prepare to perform the services requested and to render such services at times reasonable convenient to Consultant. Moreover, Consultant shall be reimbursed for all reasonable travel expenses in connection with such services, provided such expenses are adequately documented.

         2. COMPENSATION. On the Closing Date under the Stock Purchase Agreement, RMB shall be paid $5,000 out of the escrow referred to in such Stock Purchase Agreement. In addition, for a period of five years from Closing, Consultant shall be entitled to receive stock options entitling him to purchase Class A Common Stock of Matech. The number of shares of Matech Class A Common Stock subject to such options shall be equal to seven per cent (7%) of the sum of (A) the total number of shares of any class of equity security of Matech that, during the five years following the Closing, Matech registers with the Securities Exchange Commission on Form S-8 plus (B) the total number of shares of any class of equity security of Matech that, during the five years following Closing, Matech sells under Regulation S of the Securities Act of 1933. The shares issuable upon exercise of all such options granted to Consultant shall be registered on Form S-8 within 180 days following the date of grant. In addition,
(i) Consultant's options based on shares registered on Form S-8 shall be granted to him on the date each such registration statement becomes effective, shall not be exercisable until one year following the date of grant, and shall be exercisable for a period of five years following the expiration of such one-year period and (ii) Consultant's options


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CONSULTING AGREEMENT


based on shares sold under Regulation S shall be granted within twenty (20) days of any sales under Regulation S and shall grant Consultant the right to purchase shares on the same terms and conditions as the purchasers under Regulation S, except that (i) such option shall not be exercisable for a period of one year following the date of grant; (ii) any restrictions on resale of the Regulation S shares shall not apply to the shares Consultant receives upon exercising his options after such one-year period; and (iii) the shares shall be registered on Form S-8 within 180 days following the date of grant of options to Consultant; provided that Matech shall not be obligated to file more than two Form S-8 registration statements in any calendar year. Consultant shall pay for shares purchased upon exercise of such options in full at the time of exercise.

         3. NO SET-OFF OR REDUCTION. Matech agrees that the right of Consultant to receive the compensation set forth in Paragraph 2 above shall not be subject to reduction or set-off for any reason whatever, including, but not limited to, any alleged breach of warranties or other obligations under this Agreement or the Stock Purchase Agreement.

         4. REMEDIES OF CONSULTANT. In the event of any breach by Matech of its obligations to compensate consultant, in addition to any remedies Consultant may have at law, any and all options previously granted to Consultant shall become immediately exercisable. In the event that Consultant incurs costs, expenses, and/or attorneys fees to enforce his rights under this Agreement, Matech shall reimburse Consultant for any and all such costs, expenses, and/or reasonable attorneys fees.

         5. AUTHORIZATION. This Agreement has been authorized by Matech's directors prior to Closing and by Matech's replacement directors after the Closing.

         6. CONFIDENTIAL INFORMATION. Consultant will acquire information of a confidential nature relating to the operation, finances, business relationships, intellectual property, and trade secrets of Matech. During the term of this Agreement and for two years following termination of the 18-month term of his consulting obligation, Consultant will not, without Matech's prior written consent, use, publish, or disclose or authorize anyone else to use, publish, or disclose, any confidential information pertaining to Matech or its affiliated entities, including, without limitation, any information relating to existing or potential business, customers, trade or industrial practices, plans, costs, processes, technical or engineering data, or trade secrets; provided, however, that Consultant shall be prohibited from ever using, publishing, or disclosing or authorizing anyone else to use, publish, or disclose any confidential information which constitutes a trade secret under applicable law. The foregoing notwithstanding, Consultant has no obligation to refrain from using,


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CONSULTING AGREEMENT

publishing, or disclosing any such confidential information which is or hereafter shall become available to the public otherwise than by Consultant's use, publication, or disclosure. This prohibition also does not prohibit Consultant from disclosing confidential information in response to lawful process compelling disclosure. On the other hand, Consultant shall provide reasonable notice to Matech of any such process to allow Matech to timely object to such disclosure.

         7. RETURN OF DOCUMENTS. Within five days of termination of the 18-month consulting period under this Agreement, Consultant shall return to Matech or destroy all of Matech's papers, documents, and things, including information stored for use in or with computers and software applicable to Matech's business and all copies of such papers, documents, and things, which are in Consultant's possession, custody, or control and Consultant shall certify in writing that he has complied with this provision.

         8. AGREEMENT ON FAIRNESS. Consultant acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Consultant and his counsel and (ii) the covenants made by and the duties imposed upon Consultant hereby are fair, reasonable, and minimally necessary to protect the legitimate business interests of Matech, and such covenants and duties will not place an undue burden upon Consultant's livelihood.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the last date written below.



Date:                                    CONSULTANT


                                         /s/ Robert M. Bernstein 2/18/97
                                         ------------------------------------
                                            Robert M. Bernstein


Date:                                    MATERIAL TECHNOLOGY, INC.



                                         By: /s/ Robert M. Bernstein 2/18/97
                                         ------------------------------------
                                            Print Name and Title
                                            Robert M. Bernstein, President